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                                                                      EXHIBIT 23




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
VASCO Data Security International, Inc.:


We consent to the incorporation by reference in the registration statements (No. 333-62829 on Form S-8 and No. 333-46256 on Form S-3) of our report dated March 23, 2005 relating to the consolidated balance sheets of VASCO Data Security International, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related consolidated financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K of VASCO Data Security International, Inc.




                                               /s/ KPMG LLP

Chicago, Illinois
March 28, 2005